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                                   EXHIBIT 5.1


                             L A W O F F I C E S OF
                                BOYD & CHANG, LLP
                           NEWPORT GATEWAY - TOWER II
                            19900 MACARTHUR BOULEVARD
                                    SUITE 660
                            IRVINE, CALIFORNIA 92612
                            TELEPHONE: (949) 851-9800
                            FACSIMILE: (949) 851-0159
                              www.boydandchang.com

                                  May 23, 2005


Morgan Beaumont, Inc.
6015 31st Street East
Bradenton, Florida 34203

Ladies and Gentlemen:

         We have assisted in the preparation and filing of a Registration Statement on Form S-2 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 7,250,000 shares of common stock, $.001 par value per share (the "Common Stock"), of Morgan Beaumont, Inc., a Nevada corporation (the Company"). Of the 7,250,000 shares of Common Stock to be sold pursuant to the Registration Statement (the "Shares"), all the shares (the "Selling Stockholder Shares") are to be sold by certain stockholders of the Company (the "Selling Stockholders"). The Shares are to be sold from time to time in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time, at prices related to such prevailing market prices or at negotiated prices.

         We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, a copy of the By-laws of the Company, as amended, and a copy of the Certificate of Incorporation of the Company, as amended.

         We acknowledge that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state "Blue Sky" and securities laws.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

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         Based upon the foregoing, we are of the opinion that:

         1. The Company is a duly organized and validly existing corporation under the laws of the State of Nevada, with corporate powers adequate for the conduct of its business as described in the Registration Statement and the Prospectus constituting a part thereof.

         2. The Shares of the Selling Stockholder have been duly authorized and validly issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                                      Very truly yours,


                                                      /S/ BOYD & CHANG, LLP
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                                                      BOYD & CHANG, LLP